Exhibit 12.1

Pennsylvania Real Estate Investment Trust

Computation of Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Dividends

	Nine Months Ended September 30, 2017	Year Ended December 30, 2016	Year Ended December 30, 2015	Year Ended December 30, 2014	Year Ended December 30, 2013	Year Ended December 30, 2012
(dollars in thousands)
Income (loss) before allocation to minority interests and income from investments in unconsolidated joint ventures	(56,307)	$(31,190)	$(139,107)	$(24,831)	$(30,227)	$(52,657)
Plus fixed charges:
Interest expense (including amortization of finance charges)	44,098	70,724	81,096	82,165	98,731	122,118
Capitalized interest	5,358	3,191	604	1,883	874	1,549
Interest within rental expense	440	610	715	392	456	1,154

Total Fixed Charges	49,896	74,525	82,415	84,440	100,061	124,821
Preferred dividends	20,797	15,848	15,848	15,848	15,848	7,984

Total Fixed Charges and Preferred Dividends	70,963	90,373	98,263	100,288	115,909	132,805

Plus amortization of capitalized interest	998	1,346	1,626	2,087	2,291	2,169
Plus distributed income of investments in unconsolidated joint ventures	41,240	22,094	5,868	12,127	9,023	13,002
Less capitalized interest	(5,358)	(3,191)	(604)	(1,883)	(874)	(1,549)
Less preferred dividends	(20,797)	(15,848)	(15,848)	(15,848)	(15,848)	(7,984)

Total Earnings	30,469	63,584	(49,802)	71,940	80,274	85,786
Interest expense (including amortization of finance charges)	44,098	70,724	81,096	82,165	98,731	122,118
Capitalized interest	5,358	3,191	604	1,883	874	1,549
Interest within rental expense	440	610	715	392	456	1,154
Preferred dividends	20,797	15,848	15,848	15,848	15,848	7,984
Fixed Charges	49,896	74,525	82,415	84,440	100,061	124,821
Combined Fixed Charges and Preferred Dividends	70,693	90,373	98,263	100,288	115,909	132,805
Total Earnings	30,469	63,584	(49,802)	71,940	80,274	85,786
Ratio of Earnings to Fixed Charges	0.61	0.85	(0.60)	0.85	0.80	0.69
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	0.43	0.70	(0.51)	0.72	0.69	0.65